Exhibit 99.1

Pacific Premier Bancorp, Inc.
Q2 2019 Earnings Conference Call
Tuesday, July 23, 2019, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Steve Gardner - Chairman, President and Chief Executive Officer Ronald Nicolas - Senior Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Good day everyone, and welcome to the Pacific Premier Bancorp Q2 2019 Conference Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star and then one. To withdraw your question, you may press star and two. Please also note today’s event is being recorded.

At this time, I would like to turn the conference call over to Steve Gardner of Pacific Premier Bancorp. Sir, please go ahead.

Steve Gardner
Thank you, Jamie. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the second quarter of 2019. I will walk through some of the notable items, Ron Nicolas will review a few of the financial details, and then we will open up the call to questions.

I note that in our earnings release this morning, we have the Safe Harbor statement relative to the forward-looking comments, and I would encourage all of you to review those. We delivered another solid quarter of operating results that reflects the execution on our strategic priorities for enhancing shareholder value, core deposit growth, proactive capital management, disciplined cost controls and strong asset quality. This formula continues to produce consistent earnings and attractive risk-adjusted returns for our shareholders.

As a result of executing on these strategic priorities, we generated $38.5 million in net income or $0.62 per diluted share for the quarter while producing a return on average assets of 1.33% and a return on average tangible common equity of 15.16%.

One of the highlights during the quarter was our team’s ability to generate strong core deposit growth. The deposit growth was from customer relationships based on the service and expertise we provide, not based on pricing offered. We have a number of deposit initiatives that are showing positive results, particularly with respect to the implementation of our API technology in our HOA business.

Additionally, our continued investment in technology and people is enhancing the specialty deposit groups, capabilities and our overall cash management service offerings, which is leading to greater market penetration. As a result of these initiatives, we saw an increase in new client acquisition and an inflow in lower cost transaction accounts. We had 10% annualized deposit growth for our non-maturity deposits, which was a record setting $178.1 million in the quarter.

Our ability to grow core deposits enabled us to reduce the balances of higher cost broker deposits and retail CDs and improve our overall deposit mix by the end of quarter. Although CDs drove our overall deposit cost higher in the first half of 2019, as we move through the remainder of the year and continue to strategically focus on generating core deposit relationships, we anticipate our utilization of higher cost funding sources will diminish, which should positively impact our cost of funds.

Additionally, it appears that deposit pricing pressures began to abate during the latter part of the second quarter. While our success in attracting lower cost deposits may vary from quarter-to-quarter, we are pleased with the progress we have made year-to-date in a number of key areas. And over the long term, we expect to continue to improve our funding mix.

As we have frequently done over the years, we manage concentration risks and dispose of loans that are exhibiting heightened risk characteristics. As part of our portfolio management process, we proactively identify the early signs of potential credit weakness and then quickly move these credits off of our balance sheet.

During the quarter, we sold $82.5 million of loans that exhibited the potential for a degradation of the underlying borrower's cash flows. Additionally, we sold $24.4 million of SBA loans at attractive gains. The net decline in our loan portfolio was attributable to these loan sales, a higher level of prepayments compared to the prior quarter and an overall decline in line of credit utilization rates.

During the quarter, we generated $568 million of new loan commitments, up from $550 million in the prior quarter. Much of our loan production came later in the quarter as we worked to rebuild the loan pipeline. In this highly competitive lending environment, we are benefiting from our diverse lines of business, the ongoing focus on strengthening our business development sophistication and the investments in and deployment of technology.

Our second quarter loan production included $217 million in C&I and owner-occupied CRE commitments, $93 million in franchise loans, $64 million of construction loans and $28 million of SBA loans. Our loan production was well-balanced and reflects our focus on areas where we have competitive advantages that enable us to achieve higher risk-adjusted yields in conjunction with generating attractive new banking relationships. Notably, we are seeing increasing signs of a willingness on the part of both bank and nonbank lenders to accept higher levels of underwriting, pricing and structuring risk. To a certain extent, this fact is not surprising, given where we are in the economic cycle. With the length of this expansion, now the longest in post-World War II history, as well as a number of macroeconomic indicators, we remain cautious in our approach to prudently generating new loan production and effectively managing credit risk.

We continue to be committed to exploring a wide range of strategies to further enhance shareholder value. As part of this commitment, during the second quarter of 2019, we issued $125 million of subordinated debt. These notes, which qualify as Tier 2 capital, further diversify our capital composition and solidify our already strong regulatory capital ratios. The proceeds from the offering provided us with additional capital management flexibility, which we took advantage of by repurchasing $66 million of our common stock during the second quarter. We believe the after-tax cost of the subordinated debt issued during the second quarter is compelling at a tax effective rate of less than 4%. Through the share repurchase, we effectively exchanged higher cost common equity for lower cost subordinated notes, which will lower our overall cost of capital. With our strong profitability and improved capital flexibility, we will continue to assess the most effective way to enhance shareholder value, be it through investment in our business, acquisitions and/or returning capital to shareholders.

As we look towards the second half of the year, our focus will be to closely match our loan and core deposit growth. We believe that this approach will allow us to protect our net interest margin and continue to grow in a prudent fashion. As market sentiment has turned towards an expectation of lower interest rates, we have seen some moderation in deposit pricing pressures. In light of the positive momentum with core deposit gathering, we are optimistic that we can also generate higher a level of net loan growth.

Going forward, we expect to generate meaningful amounts of capital, and to that end, we will continue to explore opportunities to return capital to shareholders through our dividend and stock repurchase programs while maintaining sufficient capital to support our organic and acquisitive growth strategies.

With that, I am going to turn the call over to Ron to provide a little bit more detail on our second quarter results.

Ronald Nicolas
Thanks Steve, and good morning everyone. As in the past, I will be reviewing some of the more significant items in the quarter focusing primarily on the linked-quarter comparison. Overall, as highlighted in our earnings release, we reported net income of $38.5 million for the quarter and earned $0.62 per diluted share compared with net income of $38.7 million and $0.62 per diluted share in the first quarter of 2019. Total revenue was $117 million for the quarter compared with $119.1 million in the prior quarter as the company realized lower net interest income primarily due to lower average loan balances, higher cost of funds as well as lower net gains on the sale of loans in the quarter. Operating expense came in at $63.9 million for the quarter compared with $63.6 million in the prior quarter. We finished the quarter at $11.8 billion in total assets with loans of $8.78 billion and investments of $1.3 billion. Deposits totaled $8.86 billion and shareholder's equity was slightly more than $1.98 billion.

Taking a closer look at the income statement, our net interest income of $110.6 million decreased approximately $800,000 from the prior quarter and our net interest margin decreased to 4.28% from 4.37% in the prior quarter. Accretion income increased to $5.0 million for the quarter compared with $3.8 million in the prior quarter, primarily as a result of higher payoffs in our acquired loan portfolio. Excluding the impact of accretion income, our core net interest margin decreased 13 basis points to 4.08%. The drop in our core margin in part reflects the new $125 million sub debt issuance, which impacted the margin by 4 basis points.

In addition, lower average loan balances as a percentage of total average earning assets accounted for 4 basis points of the decrease and the impact of higher cost of funds was 3 basis points. We expect our core net interest margin to be in the range of 4 to 4.10% for the third quarter of 2019 absent a potential Federal Reserve rate cut. And we expect our accretion income to contribute approximately 8 to 12 basis points to our reported net interest margin.

The company reported a provision for credit losses of $334,000 in the quarter compared with $1.5 million in the prior quarter. The decrease is attributable to lower period-end loan balances and continued strength in our asset quality metrics and profile. We anticipate our provision expense to be in the $1 million to $2 million range for the third quarter, depending on loan growth and the loan portfolio's overall credit profile. Noninterest income of $6.3 million decreased $1.4 million from the prior quarter as a result of lower net gains on the sale of loans. Sales included SBA loan sales of $24.4 million, achieving a net gain of $2.2 million or 9% compared with $25.5 million sold for a net gain of 7% in the prior quarter. In addition, the company sold approximately $82.5 million of other non-SBA loans for a loss of $1.3 million. The $82 million loan sale included approximately $45 million of consumer loans, auto and mortgage. The sale also included $4 million of nonperforming loans.

We expect our quarterly noninterest income to be in the range of $6.5 million to $7.5 million based upon recurring and normal business activities. Total noninterest expense was $63.9 million compared with $63.6 million in the prior quarter. Excluding merger-related costs, noninterest expense came in at $63.9 million compared with $62.9 million in the prior quarter.

The increase was driven primarily by higher personnel costs and professional fees. Moderately higher staffing and business incentives drove the personnel increase. Staffing finished the quarter at 1,041 employees compared with 1,014 employees as of March 31, 2019. Of the 27 staff increase, 16 were related to our summer intern program. We anticipate our third quarter expense run rate to be in the range of $64.5 million to $65.5 million, owing to slightly higher staffing, incentive and insurance costs. Our second quarter tax rate came in at 26.9% compared with 28.3% for the first quarter, favorably impacted by higher municipal security income. We expect our full year tax rate to be in the 27% to 28% range.

Turning now to our balance sheet highlights, total loans held for investment ended the quarter at $8.77 billion. The linked quarter decrease is related to the aforementioned sale of $82 million of non-SBA loans as well as higher prepayments and lower line utilization rates. For the quarter, we originated $568 million in new loan commitments at a weighted average rate of 5.42% compared with $550 million at a weighted average rate of 5.67% in the prior quarter. The lower weighted average rate reflects both a more competitive rate environment, and to a lesser extent, a change in loan mix. Our investment portfolio finished the quarter at $1.3 billion, an increase of $86.1 million compared to the end of the first quarter.

During the quarter, we purchased approximately $148 million of new securities and sold approximately $57 million of existing securities. The quarter also included a $24.4 million mark-to-market fair value increase. We expect the investment portfolio to remain at approximately 10% to 12% of total assets, and the overall yield should be consistent with current yields at a blended average rate of approximately 3%.

Deposits finished the quarter at $8.86 billion, with noninterest-bearing deposits of $3.48 billion or 39% of total deposits and non-maturity deposits representing 82% of total deposits. The bank grew its non-maturity deposits by $178 million on a linked quarter basis, 10% annualized. As a result, our loan-to-deposit ratio finished the quarter at 99%, down from the prior quarter of almost 102%.

Our shareholders' equity ended the quarter at $1.98 billion, down from the prior quarter as the company repurchased 2.2 million shares at an average cost of $29.70 per share for a total cost of approximately $66 million. In combination with our quarterly dividend, the company returned nearly $80 million of capital to shareholders during the quarter. As a result, we finished the quarter with 60.5 million common shares outstanding and a tangible common equity ratio of 9.96%.

In addition, during the quarter, the company issued $125 million of sub-debt at 4.875% rate, which facilitated the share repurchase as well as other debt redemptions and enhanced the overall holding company liquidity. The company remains well capitalized across all regulatory risk-based measures, with a total risk-based capital ratio of 13.54%. Our tangible book value at June 30th increased to $17.92 per share compared with $17.56 per share in the prior quarter, an 8% annualized increase and 11% year-over-year increase.

And finally, taking a look at asset quality, nonperforming loans fell to $7.6 million, down from $12.9 million. And total delinquency represented 0.15% as of June 30th compared to 0.18% as of March 31. Our allowance for loan loss ended the quarter at $35 million and represented 459% of total nonperforming loans. Our allowance to loans held for investment coverage ratio ended the quarter at 0.40% compared with 0.43% in the prior quarter.

The decrease in the allowance and the coverage ratio was a result of lower period-end loan portfolio, the release of $3.2 million in specific reserves in conjunction with the loan charge-offs and continued strength in our overall asset quality profile. We currently have approximately 44% of our loan portfolio under fair value accounting with a total discount of $52 million. This puts our combined loss coverage ratio at 0.99%.

With that, we will be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
Ladies and gentlemen, at this point, we will begin the question-and-answer session. To ask a question, you may press star and then one on your touchstone phones. If you are using a speaker phone, we do ask that you please pick up your handset before pressing the keys. To withdraw your question, you may press star and two. Again, that is star and then one to join the question queue. Our first question today comes from Gary Tenner from D.A. Davidson. Please go ahead with your question.

Gary Tenner
Thanks. Good morning, guys.

Steve Gardner
Good morning, Gary.

Gary Tenner
I wanted to just ask a couple of questions here. One, on the ongoing challenge, obviously, your payoffs, which have impacted a lot of banks, yourselves included, what are you seeing in terms of pricing competition now? Has anything changed as rates have come down and people are anticipating a rate cut next week? And I guess second to that question, what are you thinking in terms of the ability to grow loans in the back half of the year?

Steve Gardner
I think that, as I mentioned in the prepared remarks, we are seeing an increasing competition, Gary, across the board, whether it is pricing, underwriting or structure and that is coming from both banks and nonbanks. And that certainly has impacted the payoffs that we have seen in the first half of this year. I do not see that abating significantly going forward. At the same time, as we have said over the years, our loan growth is very dependent upon our ability to grow core deposits. And so, I am encouraged by what I saw here in our ability to bring in those lower-cost transaction accounts, really solid business relationships and then the commitments that we were able to make on the loan side there. And I do think that there is incremental room for us to prudently increase our production in the second half. And our expectation is to grow the loan portfolio itself. But that is going to remain dependent upon how the market evolves and how much that competition really starts to take a bite out of the portfolio itself.

Gary Tenner
Okay. That is helpful. And then you have given the -- some guidance on core margin expectation for the third quarter. I think that did not include the impact of the rate hikes. I wonder if you could just give some color around your expectations, assuming we get 25 basis points next week.

Steve Gardner
I think you said rate hike. I think this is -- rate down?

Gary Tenner
Yes.

Steve Gardner
If we got a rate cut, all things being equal, we would see 4 to 5 basis points decline in the margin. But we think we can offset a good portion of that with the decline in our deposit cost. We have already teed a lot of that up. Additionally, as we continue to grow core deposits, that is allowing us to pay down the higher cost brokered CDs and to lower some of the pricing on the retail CDs as well.

Gary Tenner
All right. Thanks Steve.

Operator
Our next question comes from Luke Wooten from KBW. Please go ahead with your question.

Luke Wooten
Good morning. Thanks for taking my questions.

Steve Gardner
Hi, Luke.

Luke Wooten
I just wanted to dig in a little bit more on the charge-off in the quarter, and just wanted to see when the specific reserve was booked for that charge-off?

Steve Gardner
The specific reserve was booked in Q1, and that was in connection with the couple of loans that we highlighted in the first quarter, the one franchise credit.

Luke Wooten
Okay. That is helpful. And then just back on the margin just for a second. You guys said that the 4 bps of the decline in the margin was due to the sub-debt issuance, which came on roughly about mid-quarter. Should we see a little bit more headwind to the margin in the third quarter? Or is that kind of mostly priced in?

Ronald Nicolas
Luke, this is Ron. That sub-debt issuance came on a little bit towards the beginning of May and the way we have got it profiled is roughly going to be about 5 basis points, another basis point increase to our margin next quarter, not significantly different. But that is in the guidance we provided in the margin itself. As we think about it from an EPS standpoint, potentially offset through share repurchases.

Luke Wooten
Okay. That is really helpful. And then just lastly, I think you touched on briefly, just in the beginning, but on the traction with the API and the HOA business. Do you mind just touching on that a little bit more and how that is bringing on the lower-cost deposits and the traction that I have seen?

Steve Gardner
Yeah, that is during Q2 in particular, both the HOA business, our specialty deposits and then the core commercial banking group benefited from a lot of the different technology that we have deployed, but in particular, from the HOA side and our trademark data vault product, that continues to give us a competitive advantage in the market. And as we increase our sales efforts, business development, we are seeing nice results there.

Luke Wooten
That is really helpful. I will step back. Thank you.

Operator
Our next question comes from Matthew Clark from Piper Jaffray. Please go ahead with your question.

Matthew Clark
Hey, good morning.

Steve Gardner
Good morning, Matthew.

Matthew Clark
On the deposit cost, it sounds like you have started to put some things in place. Is the expectation that deposit costs will peak in the third quarter or you think that actually could be down if we get a fed cut here next week?

Steve Gardner
Yeah, I mean it remains to be seen. But as I had commented, it appeared the deposit pricing pressures had abated in the second quarter. It is possible what our expectation is, is that deposit pricing did peak in the second quarter and we think that there are opportunities for us to drop those costs in the second half of the year.

Matthew Clark
Okay. And then just on the payoffs in the quarter, do you happen to have that number, the prepayment payoffs number?

Ronald Nicolas
We saw about a $90 million increase of prepayments, $350 million was the number in total. I think we had about $270 million in the first quarter, somewhere around there, or $260 million.

Matthew Clark
Okay. And then you mentioned line utilization was down. I think it was down 50% last quarter. Just wondered how much more it was down and what kind of percentage utilization rate.

Ronald Nicolas
Yeah, it was down a couple of percent. I do not have the number off the top of my head, it probably, on an average basis, impacted us another $50 million to $75 million for the quarter, Matt.

Steve Gardner
And what we are seeing there, Matt, is the businesses that we bank are strong. Their cash flows are strong, and they just do not see the need to avail themselves of their lines, and we have seen pay downs there.

Matthew Clark
Okay. And then just on the loan sales. It seems like you did a little pruning this quarter. Is that largely done, or should we expect to see more loan sales throughout the rest of the year, non-SBA?

Steve Gardner
Yeah. I think that it is hard to say what occurs in the future. I think we have utilized this tool and other strategies to proactively manage credit risk, and we are going to continue to do that in the future. These are loans at times that we are not seeing any performance issues. But given our analysis and expectations as well as where we are in this economic cycle, we think it is prudent to sell these off and we are happy to do that and happy to transfer that risk to others.

Matthew Clark
Got it. Thank you.

Operator
Our next question comes from Tyler Stafford from Stephens. Please go ahead with your question.

Tyler Stafford
Hey, good morning and thanks for taking the questions. Steve, you guys have obviously done a nice job controlling expenses, particularly the last couple of quarters as the growth has been a little bit more tempered. If the fed does cut a few times, just given how efficient you guys are already are, I am just curious your thoughts on how much flexibility on the expense side that you have to still drive positive operating leverage.

Steve Gardner
I think it will be principally driven, Tyler, by increasing our revenues, and expanding balance sheet, and that is where we will get the operating leverage. I do not see us having significant room to cut costs. At the same time, we are always assessing and analyzing where we are from a staffing standpoint as well as from a facilities perspective.

Tyler Stafford
Okay. Just I guess 2 more for me, just on the margin. Can you just update us on the repricing dynamics of the loan portfolio? And then relative to that 4 to 5 basis points margin pressure with the July cut, is it fair to extrapolate that? I know there is lots of puts and takes on it, but is it fair to extrapolate 4 to 5 basis points for future, 25 basis points cut beyond the July?

Steve Gardner
It is. Keep in mind, though, that is assuming no change in the deposit cost structure, and we do not expect that to be the case. It is just what we are modeling, that the portfolio itself would decline and be the primary driver there. We do expect to offset that through lower deposit pricing and deposit mix. Roughly about 20% -- I want to say 22%, 23% of the portfolio is prime-based. Some of the portfolio is at the floors. Naturally, LIBOR has already moved, and then we have floors as if rates were to move downward incrementally will start to trigger.

Again though, I think that with the diverse lines of business and our ability to generate good quality assets at attractive risk-adjusted yields, the debt itself will also help offset some of that pressure that we see in the margin.

Tyler Stafford
Okay. Great. Thanks for that color. And just lastly, Steve, any comments or thoughts on just M&A environment right now, and potential for you guys to be successful this year, and I will hop out. Thanks.

Steve Gardner
Sure. Always hard to say how -- whether or not we think something is going to come together. We are actively having conversations with institutions where we think it would be advantageous to put the two banks or two institutions together, where collectively we could generate better returns for our shareholders. We will continue to have those conversations. Obviously, with where our multiples are trading, that impacts what we can certainly pay for some of the targets and that is certainly part of the story when we are discussing that with CEOs and other boards. But we think, the long-term prospects of the company are bright. And by partnering with us, we think we can generate and unlock significant shareholder value for some of these institutions.

Tyler Stafford
Perfect. Thank you.

Operator
Once again if you would like to ask a question, please press star and one. Our next question comes from Andrew Liesch from Sandler O'Neill. Please go ahead with your question.

Andrew Liesch
Good morning, guys.

Steve Gardner
Hi, Andrew.

Andrew Liesch
Just a question on capital. You referenced a total risk-based capital ratio near 13.5% because of the sub-debt deal, but you are also buying back stock. I guess, where are you comfortable letting that ratio decline to? And really the reason I ask is the stock is still trading near where you were buying back stock last quarter. And in my mind, there is more room for you guys to be buying back stock here. Where are you comfortable letting that risk-based capital get down to?

Ronald Nicolas
We have talked about this before that to operate the bank in the 12% range, we do not want to be below 12% in total risk-based capital. We certainly have plenty of room, whether it is TCE or any of the other various capital ratios, to continue to buy back stock. And that is something that we continue to assess, and we will look to do so opportunistically.

Andrew Liesch
Okay. And then just looking at the period-end balance sheet, that is cash and equivalents up about $375 million or so. Is there anything transitory in that number? Was that cash of any planned usage here this quarter? Just trying to get a sense on what average balance sheet I should be looking at for this quarter.

Ronald Nicolas
Yes. That was a little bit high, that would have come down shortly after the quarter closed and more typically is in the neighborhood of $250 million in cash.

Andrew Liesch
Okay. That covers all of my questions. Thanks so much.

Ronald Nicolas
Very good.

Operator
Our next question comes from Don Worthington from Raymond James. Please go ahead with your question.

Donald Worthington
Good morning.

Ronald Nicolas
Hi, Don.

Donald Worthington
Just a couple minor questions. On the other noninterest income that was impacted by, a smaller valuation adjustment on CRA. Is there an ongoing run rate for that type of adjustment? It looks like it swings around a little bit.

Ronald Nicolas
Yes, it does. There is no real run rate, it is dependent upon a couple of particular investments and what is going on in the market.

Steve Gardner
In the market, yeah.

Donald Worthington
Okay and then--

Ronald Nicolas
A pretty small number, though.

Donald Worthington
Yeah. Yeah. Any particular reason for the increase in legal and audit fees this quarter?

Steve Gardner
No. As we continue to grow and -- no, nothing in particular.

Ronald Nicolas
And nothing in particular, they are down, it is just the typical ebb and flow of third-party services.

Donald Worthington
Okay. And then the last one for me, it looked like you purchased some multifamily loans in the quarter. Is that just part of the rebalancing of the portfolio?

Steve Gardner
Just to supplement the existing production, and then obviously, what we saw in some of the runoff in the portfolio itself.

Donald Worthington
Okay. All right. Thank you.

Operator
And ladies and gentlemen, I am showing no further questions. I would like to turn the conference call back over to management for any closing remarks.

CONCLUSION

Steve Gardner
Very good. Thank you, Jamie, and thank you all for joining us today. If you have any further questions, please feel free to reach out directly to Ron or myself. Have a good day.

Operator
Ladies and gentlemen, the conference call has now concluded. We do thank you for joining today's presentation. You may now disconnect your lines.